 EXHIBIT 99.1

Hallador Energy Company Reports Record Net Income and Adjusted EBITDA for First Half of 2023; Leverage Ratio moves below 1.0X

TERRE HAUTE, Ind., August 7, 2023 -- Hallador Energy Company (NASDAQ – HNRG) reports first half 2023 and second quarter net income of $39.0 million and $16.9 million, basic earnings per share of $1.18 and $0.51, operating cash flow of $44.2 million and $18.1 million, and adjusted EBITDA of $69.3 million and $35.3 million, all respectively.

Brent Bilsland, President and Chief Executive Officer, stated, "Record profitability and continued debt reduction has helped de-lever our balance sheet to less than 1.0 times EBITDA, which is a top priority for Hallador.  Our team was also successful in closing a $140 million credit agreement, increasing our liquidity to $56.9 million as of June 30, 2023.  Hallador Power completed its obligation of selling 100% of its output to Merom’s original owner and is now available to sell power to other markets."

Below are highlights for the second quarter of 2023:

●	The Company reported net income of $16.9 million and operating cash flow of $18.1 million on the continued strength of shipments of higher-priced coal contracts and another full quarter of operations at the Merom Generating Station.

○

Coal Q2 2023 margins improved to $23.92 per ton, which represents an increase of $6.85 per ton over Q1 2023 and an increase of $15.53 per ton over Q2 2022.  Margins for the quarter were $20.96 per ton after eliminations for coal sold to the Merom Power Plant.

○	The Company shipped 1.7 million tons for the quarter, with approximately 0.3 million tons shipped to the Merom Power Plant.

●	The Company closed on a $140 million credit facility on August 2, 2023 extending the maturity to 2026.

○	Bank Debt was reduced by $1 million during the quarter, bringing our outstanding balance to $74.2 million in addition to $11.2 million in Letters of Credit as of June 30, 2023.

○

The continued efforts to reduce debt, coupled with the higher adjusted EBITDA, resulted in our debt-to-adjusted EBITDA ratio falling to 0.94X as of June 30, 2023, and our liquidity growing to $56.9 million as of June 30, 2023 under the terms of the August 2, 2023 amendment.

●	The Merom Generating Station continues to show positive results and increased interest from customers.

●	The Company continues to be well-positioned with contracted coal tons and electric generation.

	2023 (Q3/Q4)	2024	2025
Coal
Priced tons (in millions)	4.0	3.4	1.3
Average price per ton	$57.60	$51.40	$50.00
Contracted coal revenue (in millions)	$230.40	$174.76	$65.00

Committed & unpriced tons (in millions)	-	3.0	4.0
Total contracted tons (in millions)	4.0	6.4	5.3

% Coal Sold	100%	91%	76%

Energy
Contracted MWh (in millions)	0.8	1.6	1.7
Contracted price per MWh	$34.00	$34.00	$34.00
Contracted MWh revenue (in millions)	$27.20	$54.40	$57.80

Capacity
Average monthly capacity accreditation	846	860	860
Average monthly contracted capacity	846	539	300
Average contracted capacity price per MWd	$185	$169	$191
Contracted capacity (in millions)	$28.56	$33.25	$20.91

Percent Capacity Sold	100%	63%	35%

Committed and unpriced tons assume 3.0 million tons will be shipped to the Merom Power Plant in both 2024 and 2025.

Capacity accreditation in 2024 and 2025 is projected to be 860 MW.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (loss)	$16,915	$(3,386)	$38,966	$(13,520)
Total Revenues	$161,194	$65,929	$349,528	$124,836
Tons Sold (after elimination)	1,400	1,595	3,093	2,972
Average Price per Ton (after elimination)	$63.27	$40.23	$59.22	$40.77
Tons Sold (before elimination)	1,714	1,595	3,407	2,972
Average Price per Ton (before elimination)	$65.44	$40.23	$60.69	$40.77
Bank Debt	$74,200	$130,738	$74,200	$130,738
Operating Cash Flow	$18,131	$(2,698)	$44,243	$279
Adjusted EBITDA*	$35,297	$11,502	$69,312	$14,133

* Defined as operating cash flows plus current income tax expense, less effects of certain subsidiary and equity method investment activity, plus bank interest, less effects of working capital and other long-term asset and liability period changes, plus cash paid on asset retirement obligation reclamation, plus other amortization

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP.  Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our liquidity and is a key component of certain material covenants contained within our Credit Agreement, specifically a maximum leverage ratio and a debt service coverage ratio.  Noncompliance with the leverage ratio or debt service coverage ratio covenants could result in our lenders requiring the Company to immediately repay all amounts borrowed.  If we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets.  Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.  The required amount of Adjusted EBITDA is a variable based on our debt outstanding and/or required debt payments at the time of the quarterly calculation based on a rolling prior 12-month period.

Reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to cash provided by operating activities, the most comparable GAAP measure, is as follows (in thousands) for the three and six months ended June 30, 2023, and 2022, respectively.

Reconciliation of GAAP "Cash provided by (used in) operating activities" to non-GAAP "Adjusted EBITDA" (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash provided by (used in) operating activities	$18,131	$(2,698)	$44,243	$279
Current income tax expense	61	—	493
Loss from Hourglass Sands	1	5	2	6
Distribution from Sunrise Energy	—	—	(625)
Bank and convertible note interest expense	2,517	1,770	5,204	3,480
Working capital period changes	12,546	10,674	16,390	6,655
Other long-term asset and liability changes	(253)	—	(704)
Cash paid on asset retirement obligation reclamation	566	481	931	1,184
Other amortization	1,728	1,270	3,378	2,529
Adjusted EBITDA	35,297	11,502	69,312	14,133

Cash (used in) provided by investing activities	(17,081)	13,194	30,548	22,145
		—
Cash (used in) provided by financing activities	(1,029)	20,688	(13,751)	28,410

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions, and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2022, and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Conference Call

The call will be webcast live on our website at www.halladorenergy.com under events and will be available for a limited time.

Joining by Telephone
United States (Local): +1 404 975 4839
United States (Toll-Free): +1 833 470 1428
Access Code: 813157

Webcast Attendee URL:    https://events.q4inc.com/attendee/232346032

Telephone Replay available through Tuesday, August 15, 2023
UK (Local): 0204 525 0658
US (Local): 1 929 458 6194
US Toll-Free: 1 866 813 9403
Canada: 1 226 828 7578
All other locations: +44 204 525 0658
Access Code: 916946

Hallador is headquartered in Terre Haute, Indiana, and through its wholly-owned subsidiaries, Sunrise Coal, LLC and Hallador Power, LLC, produces coal and electricity in the Illinois Basin for the electric power generation industry. To learn more about Hallador, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504